Exhibit 99.1

Venus Concept Announces Second Quarter and First Six Months of 2020 Financial Results

TORONTO, August 13, 2020 (PR Newswire) – Venus Concept Inc. (“Venus Concept” or the “Company”) (NASDAQ: VERO), a global medical aesthetic technology leader, announced financial results for the three and six months ended June 30, 2020.

Second Quarter 2020 Financial Summary:

•

Total GAAP revenue for the second quarter of 2020 decreased 39% year-over-year, to $17.0 million, compared to $27.8 million for the second quarter 2019, driven by the negative impact on our business as a result of the global pandemic caused by COVID-19.

•	Total GAAP revenue for the second quarter of 2020 includes $3.3 million of revenue from Venus Concept Inc. (formerly Restoration Robotics, Inc.) for the three months ended June 30, 2020.

•	GAAP operating loss for the second quarter of 2020 of $9.2 million, compared to $3.9 million for the second quarter 2019.

•

The Company realized more than $7.0 million, of the projected $20.0 million for full year 2020, in cost savings from the new restructuring program announced in response to the challenging business environment caused by COVID-19.

•	GAAP net loss attributable to Venus Concept Inc. for the second quarter of 2020 of $13.2 million, compared to $5.9 million for the second quarter 2019.

•

Net loss attributable to Venus Concept Inc. for the second quarter of 2020 included a deemed dividend beneficial conversion feature of $3.6 million (non-cash), related to the Series A Preferred Stock conversion which occurred on June 16, 2020.

•	Adjusted EBITDA loss of $2.6 million, compared to adjusted EBITDA of $0.2 million in the second quarter 2019.

•

The Company had $14.0 million and $15.7 million of cash and cash equivalents as of June 30, 2020 and December 31, 2019, respectively, and total debt obligations of approximately $73.3 million and $69.0 million as of June 30, 2020 and December 31, 2019, respectively.

Second Quarter 2020 Highlights:

•

On June 15, 2020, the Company announced that it received FDA 510(k) clearance to market and sell Venus Epileve, a device intended for treatment of hair removal, permanent hair reduction and pseudofolliculitis barbae. Venus Epileve represents a new product introduction to the U.S. aesthetics market that expands the Company’s diode laser hair removal offering beyond the Venus Velocity which was introduced to the medical aesthetics market in 2017.

•

On June 16, 2020, the Company announced that it entered into a common stock purchase agreement for the sale of up to $31.0 million of shares of common stock to Lincoln Park Capital Fund, LLC (“Lincoln Park”), a Chicago-based institutional investor. Upon execution of the purchase agreement, Lincoln Park made an initial purchase of $1.0 million of common stock.

•	On June 26, 2020, the Company announced that it was added to the Russell 2000®, Russell 3000® and Russell Microcap® Indexes.

•

On July 1, 2020, the Company announced that it had received FDA 510(k) clearance to market and sell Venus Viva MD, a non-invasive device intended to be used by aesthetic-related physicians or dermatologists. Venus Viva MD expands the Company’s skin rejuvenation offerings beyond the Venus Viva™ and Venus Versa™, which were introduced to the medical aesthetics market in 2015 and 2016, respectively.

Management Commentary:

“We delivered second quarter revenue results at the high-end of our preliminary revenue range announced on July 15th,” said Domenic Serafino, Chief Executive Officer of Venus Concept. “As expected, our second quarter revenue performance was significantly impacted by the COVID-19 global pandemic, but we were encouraged by the improving business trends in key markets beginning in May which resulted in a significant improvement in sales trends in the month of June, particularly in the U.S. and EMEA. Our new commercial targeting strategy, enhanced messaging for key product lines, including our Venus Bliss, and leveraging our unique pricing and payment options via our subscription model are providing us with early evidence that our strategic focus-areas represent multiple drivers of improving sales performance in the future. The strong second quarter results for our ARTAS iX® and NeoGraft hair restoration systems, including strong adoption of our ARTAS iX® by new customers, and, improving year-over-year procedure growth from existing customers, give us confidence that the new commercial strategy in the hair restoration market is on track as well.”

Mr. Serafino continued: “While the near-term outlook has been challenged by this global pandemic, we continue to believe the long-term opportunity remains extremely compelling for us as a leading player in both the global minimally invasive/non-invasive medical aesthetics market and the minimally invasive surgical hair restoration market. Importantly, our efforts to reduce the operating expense profile of the combined company are progressing well. We continue to expect our restructuring program, combined with previously announced synergies and cost reductions, to result in cost savings of approximately $38 million in 2020 and continuing into 2021. Finally, the recently announced common stock purchase agreement with Lincoln Park Capital Fund, LLC for up to $31 million is available to continue to enhance our balance sheet and financial condition to support our future growth initiatives.”

Second Quarter and First Six Months of 2020 Revenue by Region and by Product Type:

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
	(dollars in thousands)		(dollars in thousands)
Revenues by region:
United States	$8,915	$11,682	$14,555	$21,221
International	8,081	16,136	16,949	31,177

Total revenue	$16,996	$27,818	$31,504	$52,398

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
	(dollars in thousands)		(dollars in thousands)
Revenues by product:
Subscription—Systems	$7,465	$16,643	$14,278	$32,385
Products—Systems	6,757	7,769	10,255	14,084
Products—Other[1]	1,787	1,622	4,504	2,950
Services[2]	987	1,784	2,467	2,979

Total revenue	$16,996	$27,818	$31,504	$52,398

Second Quarter 2020 Financial Results:

	Three Months Ended June 30,
	2020		2019		Change
(in thousands, except percentages)	$	% of Total	$	% of Total	$	%
Revenues:
Subscription—Systems	$7,465	43.9	$16,643	59.8	$(9,178)	(55.1)
Products—Systems	6,757	39.8	7,769	27.9	(1,012)	(13.0)
Products—Other	1,787	10.5	1,622	5.9	165	10.2
Services	987	5.8	1,784	6.4	(797)	(44.7)

Total	$16,996	100.0	$27,818	100.0	$(10,822)	(38.9)

[1]	Products other include ARTAS procedure kits, Venus Concept’s Venus Skin and hair products, and other consumables.
[2]	Services include VeroGrafters™ technician services, 2two5 ad agency services and extended warranty sales.

Total revenue for the second quarter of 2020 decreased $10.8 million, or 39%, to $17.0 million, compared to $27.8 million for the second quarter of 2019. Total leases revenue decreased $9.2 million, or 55%, to $7.5 million, compared to $16.6 million for the second quarter of 2019. Total products and services revenue for the second quarter of 2020 decreased $1.6 million, or 15%, to $9.5 million, compared to $11.2 million for the second quarter of 2019.

The decrease in total revenue, by geography, for the second quarter of 2020 was driven by a decrease of $8.0 million, or 50%, in international revenue and a decrease of $2.8 million, or 24%, in the U.S. revenue, compared to the prior year period. The decrease in revenue in the United States and international markets was driven by COVID-19 related lockdown restrictions and shelter-in-place orders imposed by federal, state, and local governments in most countries and markets in which we operate. In both the United States and international markets, these business closures and the resultant uncertainty negatively impacted our ability to access and sell into our customary channels. Where accessibility was possible, selling efforts were hampered by target customer concerns over economic uncertainty.

The decrease in total revenue, by product category, for the second quarter of 2020 was driven by a decrease of $9.2 million, or 55%, in lease revenue, a decrease of $1.0 million, or 13%, in system revenue and a decrease of $0.8 million, or 45%, in service revenue, offset partially by an increase of $0.2 million, or 10%, in other products revenue, which includes ARTAS® and ARTAS iX® procedure kits, Venus Concept’s Venus Skin and hair products, and other consumables. The decrease in lease revenue for the second quarter of 2020 was driven primarily by COVID-19 related disruptions, lockdown restrictions and shelter-in-place orders imposed by federal and local governments. The percentage of systems revenue derived from our subscription model was approximately 52% in the three months ended June 30, 2020 compared to 68% in the three months ended June 30, 2019. The decrease in system revenue for the second quarter of 2020 was driven by a 40% decrease in revenue from Venus Concept systems, offset partially by the contribution of revenue from the sale of ARTAS® and ARTAS iX® systems which did not contribute to system revenue in the second quarter of 2019. The decrease in service revenue for the second quarter of 2020 was driven by COVID-19 related lockdown restrictions and shelter-in-place orders imposed by federal, state, and local governments and a corresponding decline in VeroGrafters™ technician services, offset by the contribution of warranty revenue on ARTAS® systems which did not contribute to service revenue in the second quarter of 2019.

Gross profit for the second quarter of 2020 decreased $8.2 million, or 41%, to $11.9 million, compared to $20.1 million for the second quarter of 2019. The decrease in gross profit is primarily due to lower revenues caused by COVID-19 related disruptions, lockdown restrictions and shelter-in-place orders imposed by federal and local governments in countries and markets in which we operate. Gross margin was 70.0% of revenue for the second quarter of 2020, compared to 72.2% of revenue for the second quarter of 2019. The decrease in gross margin is primarily due to sales of ARTAS® systems in 2020, which have lower margins than our other systems, and inventory fair value adjustments recognized on the business combination with Venus Concept Ltd. expensed through cost of goods sold during the three months ended June 30, 2020.

Operating expenses for the second quarter of 2020 decreased $2.9 million, or 12%, to $21.1 million, compared to $24.0 million for the second quarter of 2019. The year-over-year decrease in operating expenses was primarily driven by a decrease of $5.7 million, or 56%, in sales and marketing expenses and a decrease of $0.4 million, or 18%, in R&D expenses, partially offset by a $3.1 million increase in general & administrative expenses or 26%. The year-over-year increase in general and administrative expenses was driven primarily by increased costs related to public company reporting obligations, a $3.0 million increase in COVID-related bad debt expense and additional amortization of intangible assets recognized on the business combination with Venus Concept Ltd. The Company realized more than $7.0 million, of the projected $20.0 million for full year 2020, in cost savings from the new restructuring program in response to the challenging business environment from COVID-19, which was previously announced.

Operating loss for the second quarter of 2020 was $9.2 million, compared to operating loss of $3.9 million for the second quarter of 2019.

Net loss attributable to Venus Concept Inc. stockholders for the second quarter of 2020 was $13.2 million, or $0.39 per share, compared to net loss attributable to Venus Concept Inc. stockholders of $5.9 million, or $1.24 per share, for the second quarter of 2019. Weighted average shares used to compute net loss attributable to Venus Concept Inc. stockholders per share were 33.3 million and 4.8 million for the second quarters of 2020 and 2019, respectively.

Adjusted EBITDA loss for the second quarter of 2020 was $2.6 million, compared to adjusted EBITDA of $0.2 million for the second quarter of 2019.

First Six Months of 2020 Financial Results:

	Six Months Ended June 30,
	2020		2019		Change
(in thousands, except percentages)	$	% of Total	$	% of Total	$	%
Revenues:
Subscription—Systems	$14,278	45.3	$32,385	61.8	$(18,107)	(55.9)
Products—Systems	10,255	32.6	14,084	26.9	(3,829)	(27.2)
Products other	4,504	14.3	2,950	5.6	1,554	52.7
Services	2,467	7.8	2,979	5.7	(512)	(17.2)

Total	$31,504	100.0	$52,398	100.0	$(20,894)	(39.9)

Total revenue for the first six months of 2020 decreased $20.9 million, or 40%, to $31.5 million, compared to $52.4 million for the first six months of 2019. Total leases revenue decreased $18.1 million, or 56%, to $14.3 million, compared to $32.4 million for the first six months of 2019. Total products and services revenue for the first six months of 2020 decreased $2.8 million, or 14%, to $17.2 million, compared to $20.0 million for the first six months of 2019. The decrease in total revenue, by geography, for the first six months of 2020 was driven by a decrease of $14.2 million, or 46%, in international revenue and a decrease of $6.7 million, or 31%, in the U.S. revenue, compared to the prior year period. The decrease in revenue in the United States was driven by COVID-19 related lockdown restrictions and shelter-in-place orders imposed by federal, state and local governments. The decrease in revenue in international markets is largely due to disruptions in supply chain caused by restrictions imposed by the Chinese government due to the COVID-19 pandemic in January and February of 2020 followed by lockdown restrictions and shelter-in-place orders imposed subsequently by federal, state and local governments in other countries and markets in which we operate.

Net loss attributable to Venus Concept Inc. stockholders for the first six months of 2020 was $63.3 million, or $2.01 per share, compared to net loss attributable to Venus Concept Inc. stockholders of $11.2 million, or $2.34 per share, for the first six months of 2019. Weighted average shares used to compute net loss attributable to Venus Concept Inc. stockholders per share were 31.6 million and 4.8 million for the first six months of 2020 and 2019, respectively.

Adjusted EBITDA loss for the first six months of 2020 was $16.4 million, compared to adjusted EBITDA loss of $1.0 million for the first six months of 2019.

Fiscal Year 2020 Revenue Guidance:

On March 30, 2020, due to the rapidly evolving market conditions and continued uncertainties from the impact of COVID-19, the Company withdrew its previously announced fiscal year 2020 revenue guidance which was issued on January 13, 2020. At this date the Company cannot predict the specific extent or duration of the impact of the COVID-19 outbreak on its financial and operating results for the fiscal year 2020. The Company plans to provide additional information, to the extent practicable, during its third quarter of 2020 earnings call in November.

Conference Call Details:

Management will host a conference call at 5:00 p.m. Eastern Time on August 13, 2020 to discuss the results of the second quarter with a question and answer session. Those who would like to participate may dial 877-407-2991 (201-389-0925 for international callers) and provide access code 13706095. A live webcast of the call will also be provided on the investor relations section of the Company’s website at ir.venusconcept.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13706095. The webcast will be archived at ir.venusconcept.com.

About Venus Concept

Venus Concept is an innovative global medical aesthetic technology leader with a broad product portfolio of minimally invasive and non-invasive medical aesthetic and hair restoration technologies and reach in over 60 countries and 26 direct markets. Venus Concept focuses its product sales strategy on a subscription-based business model in North America and in its well-established direct global markets. Venus Concept’s product portfolio consists of aesthetic device platforms, including Venus Versa, Venus Legacy, Venus Velocity, Venus Fiore, Venus Viva, Venus Freeze Plus, Venus Heal, Venus Glow, Venus Bliss, Venus Epileve and Venus Viva MD. Venus Concept’s hair restoration systems includes NeoGraft®, an automated hair restoration system that facilitates the harvesting of follicles during a FUE process and the ARTAS® and ARTAS iX® Robotic Hair Restoration systems, which harvest follicular units directly from the scalp and create recipient implant sites using proprietary algorithms. Venus Concept has been backed by leading healthcare industry growth equity investors including EW Healthcare Partners (formerly Essex Woodlands), HealthQuest Capital, Longitude Capital Management, and Aperture Venture Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. In some cases, you can identify these statements by words such as such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements include, but are not limited to, statements about the expected synergies and cost savings from our merger with Venus Concept Ltd.; our financial performance; the growth in demand for our systems and other products; and general economic conditions, including the global economic impact of COVID-19, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate and management’s beliefs and assumptions and are not guarantees of future performance or developments and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this communication may turn out to be inaccurate. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described under Part I Item 1A—“Risk Factors” in our most recent Annual Report on Form 10-K, Part II Item 1A—“Risk Factors” in our Form 10-Q for the quarter ended June 30,, 2020, and in other documents we may file with the SEC. You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the date of this communication. Unless required by law, we do not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

Investor Relations Contact:

Westwicke Partners on behalf of Venus Concept:

Mike Piccinino, CFA

VenusConceptIR@westwicke.com

Venus Concept Inc.

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars, except share and per share data)

	June 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,033	$15,666
Restricted cash	83	83
Accounts receivable, net of allowance of $14,277 and $10,494 as of June 30, 2020, and December 31, 2019	57,539	58,977
Inventories	19,030	18,844
Deferred expenses	10	59
Prepaid expenses	2,422	2,523
Advances to suppliers	2,769	450
Other current assets	4,217	3,101

Total current assets	100,103	99,703
LONG-TERM ASSETS:
Long-term receivables	24,343	35,656
Deferred tax assets	1,265	622
Severance pay funds	638	710
Property and equipment, net	3,971	4,648
Intangible assets	20,602	22,338
Goodwill	—	27,450

Total long-term assets	50,819	91,424

TOTAL ASSETS	$150,922	$191,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$3,861	$7,789
Trade payables	9,139	9,401
Accrued expenses and other current liabilities	15,967	21,120
Taxes payable	2,579	2,172
Unearned interest income	2,937	3,942
Warranty accrual	1,160	1,254
Deferred revenues	1,915	2,495

Total current liabilities	37,558	48,173
LONG-TERM LIABILITIES:
Long-term debt	65,364	61,229
Government assistance loans	4,110	—
Accrued severance pay	858	827
Deferred tax liabilities	423	1,017
Unearned interest income	1,246	1,681
Warranty accrual	499	723
Other long-term liabilities	530	799

Total long-term liabilities	73,030	66,276

TOTAL LIABILITIES	110,588	114,449

Commitments and Contingencies (Note 8)
STOCKHOLDERS’ EQUITY (Note 1):
Common Stock, $0.0001 par value: 300,000,000 shares authorized as of June 30, 2020 and December 31, 2019; 39,830,122 and 28,686,116 issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	25	24
Additional paid-in capital (Note 2)	174,622	149,840
Accumulated deficit	(135,464)	(75,686)

TOTAL STOCKHOLDERS’ EQUITY	39,183	74,178
Non-controlling interests	1,151	2,500

	40,334	76,678

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$150,922	$191,127

Venus Concept Inc.

Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Revenue
Leases	$7,465	$16,643	$14,278	$32,385
Products and services	9,531	11,175	17,226	20,013

	16,996	27,818	31,504	52,398
Cost of goods sold
Leases	1,541	3,283	2,993	6,762
Products and services	3,558	4,461	7,334	7,497

	5,099	7,744	10,327	14,259

Gross profit	11,897	20,074	21,177	38,139

Operating expenses:
Selling and marketing	4,545	10,250	13,156	19,782
General and administrative	14,975	11,853	29,151	20,192
Research and development	1,570	1,920	4,194	3,981
Goodwill impairment	—	—	27,450	—

Total operating expenses	21,090	24,023	73,951	43,955

Loss from operations	(9,193)	(3,949)	(52,774)	(5,816)

Other expenses:
Foreign exchange loss (income)	(1,166)	(684)	3,113	13
Finance expenses	2,371	2,152	4,625	3,807

Loss before income taxes	(10,398)	(5,417)	(60,512)	(9,636)
Income tax (benefit) expense	(633)	61	(44)	947

Net loss	(9,765)	(5,478)	(60,468)	(10,583)

Deemed dividend (Note 13)	(3,564)	—	(3,564)	—

Loss attributable to stockholders of the Company	(13,152)	(5,910)	(63,342)	(11,183)

(Loss) income attributable to non-controlling interest	(177)	432	(690)	600

Net loss per share:
Basic	$(0.39)	$(1.24)	$(2.01)	$(2.34)

Diluted	$(0.39)	$(1.24)	$(2.01)	$(2.34)

Weighted-average number of shares used in per share calculation:
Basic	33,315	4,776	31,564	4,776

Diluted	33,315	4,776	31,564	4,776

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure defined as net loss income before foreign exchange loss, financial expenses, income tax expense, depreciation and amortization, stock-based compensation and non-recurring items for a given period. Adjusted EBITDA is not a measure of our financial performance under U.S. GAAP and should not be considered an alternative to net income or any other performance measures derived in accordance with U.S. GAAP. Accordingly, you should consider Adjusted EBITDA along with other financial performance measures, including net income, and our financial results presented in accordance with U.S. GAAP. Other companies, including companies in our industry, may calculate Adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and although depreciation and amortization are a non-cash charges, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

We believe that Adjusted EBITDA is a useful measure for analyzing the performance of our core business because it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by changes in foreign exchange rates that impact financial assets and liabilities denominated in currencies other than the U.S. dollar, tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), amortization of intangible assets, stock-based compensation expense (because it is a non-cash expense) and non-recurring items as explained below.

The following reconciliation of net loss to Adjusted EBITDA for the periods presented:

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Reconciliation of net loss to adjusted EBITDA	(in thousands)		(in thousands)
Net loss	$(9,765)	$(5,478)	$(60,468)	$(10,583)
Foreign exchange loss	(1,166)	(684)	3,113	13
Finance expenses	2,371	2,152	4,625	3,807
Income tax expense (benefit)	(633)	61	(44)	947
Depreciation and amortization	1,269	410	2,514	735
Stock-based compensation expense	539	1,044	1,056	1,419
Goodwill impairment charge	—	—	27,450	—
Other adjustments (1)	4,756	2,650	5,394	2,650

Adjusted EBITDA	$(2,629)	$155	$(16,360)	$(1,012)

(1)

For the three and six months ended June 30, 2020, the other adjustments are mainly represented by severance and retention payments ($0.8 million and $1.5 million, respectively), additional bad debt provision due to COVID-19 ($3.0 million and $3.5 million, respectively) as well as a loss on sale of subsidiary in Bulgaria ($0.4 million and $0.4 million, respectively). For the three and six months ended June 30, 2019, the other adjustments are mainly represented by professional fees related to the Merger.